                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Memry Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               MEMRY CORPORATION

                               57 Commerce Drive
                         Brookfield, Connecticut 06804
                                (203) 740-7311

                                 _____________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 _____________

                                                                October 28, 1999

To the Holders of Common Stock of
MEMRY CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Memry Corporation (the "Company") will be held at the Radisson Hotel, 42 Lake Avenue Extension, Danbury, Connecticut, on Tuesday, November 23, 1999, at 10:00 a.m., for the following purposes:

     1. To elect six persons to the Board of Directors, each to hold office until the next Annual Meeting of Stockholders and until his respective successor is elected and qualified.

     2. To consider and vote upon an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 30,000,000 to 40,000,000.

     3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on October 11, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relevant to the meeting, on and after October 28, 1999, during ordinary business hours at the Company's principal executive offices located at the address first set forth above.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING.

Dated: Brookfield, Connecticut          By Order of the Board of Directors,
       October 28, 1999


                                        Robert P. Belcher
                                        Secretary

                               MEMRY CORPORATION

                               57 Commerce Drive
                         Brookfield, Connecticut 06804
                                (203) 740-7311

                                 _____________

                                PROXY STATEMENT


                                 _____________

                        Annual Meeting of Stockholders
                          Tuesday, November 23, 1999

                                 _____________

                                 INTRODUCTION


     This proxy statement ("Proxy Statement") is being furnished in connection with the solicitation of proxies by the Board of Directors of Memry Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on November 23, 1999, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions and, if no choice is specified, the proxies will be voted in favor of election of the six nominees for directors specified herein and in favor of the other matters set forth herein.

     The Company's Annual Report on Form 10-KSB for the Company's fiscal year ended June 30, 1999 was mailed to stockholders, along with these proxy materials, on or about October 28, 1999.

     The Annual Meeting of Stockholders of Memry Corporation will be held on Tuesday, November 23, 1999 at the Radisson Hotel, 42 Lake Avenue Extension, Danbury, Connecticut, at 10:00 a.m. local time.


                      VOTING RIGHTS AND PROXY INFORMATION

     Proxies in the accompanying form are solicited on behalf of and at the direction of the Board of Directors, which has fixed the close of business of Monday, October 11, 1999 as the record date (the "Record Date") for the determination of holders of outstanding shares of the Company's Common Stock entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Holders of record of Common Stock at the close of business on October 11, 1999, are entitled to notice of and to vote at the meeting. As of October 11, 1999, there were issued and outstanding 20,680,289 shares of the Company's Common Stock, each entitled to one vote, which were held of record on such date by approximately 1,262 record holders. All six directors shall be elected by a plurality of the shares of the Company's Common Stock present and voting (in other words, the six individuals receiving the largest number of votes will be elected). The affirmative vote of the holders of a majority of the voting power of the shares of the Company's Common Stock is required for the adoption of the resolution authorizing and approving the Capitalization Amendment (as defined below). Because of these voting requirements, a stockholder who does not vote at the Annual Meeting or who abstains from voting on the resolution to authorize and approve the Capitalization Amendment, would in effect be voting against such proposal because such shares would not be counted in determining whether the necessary majority vote had been obtained. Broker non-votes would likewise have the effect of being counted as a vote against such proposal.

     All shares of the Company's Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions indicated on the proxies unless such proxies have previously been revoked. To the extent that no direction is indicated, the shares will be voted FOR the election of all of the Company's nominees as directors and FOR the adoption of a resolution approving the Capitalization Amendment. See "PROPOSAL NO. 1 -ELECTION OF DIRECTORS" and "PROPOSAL NO. 2 - AMENDMENT TO MEMRY CORPORATION'S CERTIFICATE OF INCORPORATION." If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Annual Meeting may be adjourned, and additional proxies solicited, if at the time of the Annual Meeting a quorum is not present or the votes necessary to approve the Capitalization Amendment have not been obtained. Any adjournment of the Annual Meeting would require the affirmative vote of the holders of at least a majority of the shares of the Company's Common Stock represented at the Annual Meeting (regardless of whether such shares constituted a quorum).

     Any stockholder who has executed and returned a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by attending the Annual Meeting and voting in person, by executing a later-dated proxy relating to the same shares or by a writing revoking the proxy and, in the latter two cases, delivering such later-dated proxy or writing to the Secretary of the Company prior to the vote at the Annual Meeting. Any writing intended to revoke a proxy should be sent to the Company at its principal executive offices, 57 Commerce Drive, Brookfield, Connecticut 06804, Attention: Robert P. Belcher, Secretary.

     In addition to the use of the mail, proxies may be solicited via personal interview and telephone or telegraph by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the Company's Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The stockholders of the Company have no dissenters' rights in connection with any of the proposals.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of September 20, 1999, information regarding beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock (based on information furnished to the Company on behalf of such persons or otherwise known to the Company), (ii) each of the directors of the Company, (iii) each of the executive officers named in the annual compensation table captioned "Summary Compensation Table" below, and (iv) all current directors and executive officers as a group. Beneficial ownership of a security is determined pursuant to Section 13d-3 of the Securities Exchange Act of 1934, as amended. A person is deemed to be the beneficial owner of a security, subject to Section 13d-3(b) if, among other things, that person has the right to acquire such security within 60 days.

                                 COMMON STOCK

                                                                           Percentage of
Name and Address                           Amount and Nature of            Common Stock
of Beneficial Owner                        Beneficial Ownership            Outstanding (1)
-------------------                        --------------------            -----------
Connecticut Innovations,                        2,791,963         (2)      12.66%
Incorporated
40 Cold Spring Road
Rocky Hill, Connecticut 06067

Raychem Corporation                             1,662,928                   7.97%
300 Constitution Drive
Menlo Park, California 94025

James G. Binch                                    589,940         (3)       2.79%
362 Canoe Hill Road
New Canaan, Connecticut 06840

Jack H. Halperin, Esq.                             45,375                      *
361 Silver Court
Woodmere, New York 11598

W. Andrew Krusen, Jr.                             360,403         (4)       1.73%
7650 Courtney Campbell Causeway
Suite 1120
Tampa, Florida 33607

John A. Morgan                                     84,939         (5)          *
121 Elderwood Avenue
Pelham, New York 10803

Patrick F. Cleary                                   9,751                      *
416 Roundhouse Creek Road
Trinidad, California 95570

Kempton J. Coady III                                    0                      *
4 Fernwood Road
Westport, Connecticut 06880

                                                                           Percentage of
Name and Address                           Amount and Nature of            Common Stock
of Beneficial Owner                        Beneficial Ownership            Outstanding (1)
-------------------                        --------------------            -----------
Robert J. Thatcher                                 50,000         (6)          *
14315 Wedgeway Court
Eden Prairie, Minnesota 55346

William H. Morton, Jr.**                          359,774         (7)       1.71%
6 Hunting Ridge
Wilton, Connecticut 06897

James Proft**                                      69,999                      *
2 Williams Lane
Foster City, California 94404

Thomas D. Carey**                                  20,000         (8)          *
19 Heartstone Lane
Wilton, Connecticut  06987

Ming H. Wu                                         35,166         (9)          *
12 Briar Cliff Manor
Bethel, Connecticut  06801

All directors and                               1,195,574        (10)       5.63%
executive officers as
a group (10 persons)

________________________________
*    Less than one percent.

**   Former executive officer of the Company.

(1) In each case where shares subject to warrants or options are included as beneficially owned by an individual or group, the percentage of all shares owned by such individual or group is calculated as if all such warrants or options had been exercised prior to such calculation.

(2) Includes (i) 482,450 shares of Common Stock for which Class I warrants issued by the Company to Connecticut Innovations Incorporated (ACII@) may be exercised at $0.853 per share, which warrants expire on April 25, 2002, and (ii) 705,485 shares of Common Stock for which Class II warrants issued by the Company to CII may be exercised at $1.19 per share, which warrants expire on April 25, 2002. The expiration dates of these warrants are subject to extension under certain circumstances.

(3) Includes currently exercisable options (or options exercisable within 60 days of September 20, 1999) to purchase (i) 200,000 shares of the Common Stock at $1.50 per share, (ii) 13,333 shares of Common Stock at $1.78 per share, and (iii) 70,000 shares of Common Stock at $4.00 per share. Additional options granted to Mr. Binch to purchase 210,000 shares of Common Stock at $4.00 per share and 6,667 shares of Common Stock at $1.78 per share will not be exercisable within 60 days of September 20, 1999. Also includes 1,007 shares of Common Stock owned by Mr. Binch's daughter. Mr. Binch disclaims beneficial ownership of such shares owned by his daughter. Also includes 196,532 shares of Common Stock owned by Harbour Investment Corporation. Mr. Binch is the President, Chief Executive Officer and sole shareholder of Harbour Investment Corporation.

(4) Includes 82,328 shares of Common Stock owned by WIT Ventures, LTD. ("WIT"), 20,000 shares of Common Stock owned by 169855 Canada Inc., 8,000 shares of Common Stock owned by Krusen-Vogt & Co, and 218,000 shares of Common Stock owned by Dominion Financial Group International LDC ("DFGI"). Mr. Krusen is the President and a principal shareholder of JAWIT Corporation which is the managing General Partner of WIT, President of 169855 Canada Inc., a General Partner of Krusen-Vogt & Co. and a limited partner of WIT. In addition, Mr. Krusen is the chairman of the Executive Committee of DFGI, and also indirectly beneficially owns certain outstanding securities of DFGI through WIT.

(5) 1,307 of such shares of Common Stock are owned jointly by Mr. Morgan and his wife, Deborah Morgan. Another 120 of such shares of Common Stock are owned solely by Mrs. Morgan, and Mr. Morgan disclaims beneficial ownership of such 120 shares. Another 10,000 of such shares are owned by a trust for Annette Morgan for which Mr. Morgan is the trustee.

(6) Consists of options to purchase 50,000 shares of Common Stock at a purchase price of $2.00 per share. Options granted to Mr. Thatcher to purchase 150,000 additional shares of Common Stock at $2.00 per share are not exercisable within 60 days of September 20, 1999.

(7) Includes 20,000 shares of Common Stock owned by Mr. Morton's children. Mr. Morton disclaims beneficial ownership of such shares. Also includes options to purchase 125,000 shares of the Company's Common Stock at $0.90 per share, options to purchase 90,000 shares of the Company's Common Stock at $1.68 per share, options to purchase 5,000 shares of the Company's Common Stock at $1.78 per share, and warrants issued to Mr. Morton's wife, Dawn Morton, to purchase 18,000 shares of Common Stock at a purchase price of $1.50 per share, which warrants expire on July 16, 2000. All of such options are currently exercisable.

(8) Consists of currently exercisable options to purchase 20,000 shares of the Company's Common Stock at $2.00 per share.

(9) Includes currently exercisable options to purchase 14,500 shares of Common Stock at $1.50 per share and 2,500 shares of Common Stock at $4.00 per share. Also includes currently exercisable options to purchase 14,666 shares of Common Stock at $1.78 per share. Options granted to Dr. Wu to purchase 7,500 shares at an exercise price of $4.00 per share and 7,334 shares at an exercise price of $1.78 per share are not exercisable within 60 days of September 20, 1999.

(10) See prior footnotes.

                              ___________________

                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS


     The Board of Directors of the Company currently consists of seven members. However, effective upon the conclusion of the Annual Meeting of Stockholders, the size of the Board of Directors is being decreased from seven members to six members. All of the directors are elected annually and hold office until the next succeeding Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. The Board of Directors recommends the election of all the following six nominees for director. It is intended that the persons named as proxies will vote FOR the election of the following nominees as directors, all of whom currently are directors of the Company.

                                                Positions with          Director
           Name                Age                the Company             Since
           ----                ---                -----------             -----

James G. Binch                  52     CEO and Chairman of the Board      1989

Robert J. Thatcher              45     President and COO                  1999

W. Andrew Krusen, Jr./1, 2/     51     Director                           1994

Jack H. Halperin, Esq./1, 2/    53     Director                           1994

Patrick F. Cleary /2/           41     Director                           1999

Kempton J. Coady III            51     Director                           1999


___________________

/1/  Member of Compensation Committee.

/2/  Member of Audit Committee.

                             _____________________


Nominees For Director

     James G. Binch has been Chief Executive Officer of the Company since December 11, 1991 and Chairman of the Board since September 24, 1993. He also served as President of the Company from December 11, 1991 to July 7, 1999 and Treasurer of the Company from July 19, 1994 to September 14, 1999. He was the President and a director of Trinity Capital Corporation, a merchant banking firm, from its inception in June 1987 to August 1994. He has been the President, Chief Executive Officer and the sole shareholder of Harbour Investment Corporation, the general partner of Harbour Holdings Limited Partnership, an investment management company, since its inception in June 1992. From 1985 to 1987, he served as President and Chief Operating Officer of Lummus Crest, Inc., the principal engineering subsidiary of Combustion Engineering, Inc., with annual revenues of $300,000,000 and approximately 4,000 employees. From 1980 to 1985, Mr. Binch served as Vice President, Corporate Strategic Planning for Combustion Engineering, Inc., a manufacturing and engineering firm. Mr. Binch is a graduate engineer from Princeton University. He also holds an M.B.A. from the Wharton School of the University of Pennsylvania.

     Robert J. Thatcher has been President and Chief Operating Officer of the Company since July 7, 1999. Mr. Thatcher joined the Company in March 1999 as Vice President of Worldwide Sales and Marketing. From 1996 to October 1997, Mr. Thatcher was Director of Sales and Marketing for Medtronic Instent and subsequently became Instent's General Manager until the division was sold in December 1998. During the years 1993 to 1996, Mr. Thatcher served as Director of

Marketing and Director of Business Development for Medtronic's Neurological Division. Prior to 1993, Mr. Thatcher held several significant sales and marketing positions in the Cardiology and Peripheral Divisions of Schneider
(USA) and product management positions with Boston Scientific and The Kendall Company. Mr. Thatcher holds a B.S. degree in Business Administration from the University of Florida and an M.B.A. degree from Rollins College.

     W. Andrew Krusen, Jr., is a graduate of Princeton University with a Bachelor's Degree in Geology. Since 1989, he has been President (as well as a principal shareholder) of Dominion Financial Group, Inc., a family-controlled corporation involved in real estate development and financial services, as well as Chairman of Dominion Energy and Minerals Corporation, an oil and gas concern. Mr. Krusen is also the Chairman of the Executive Committee of Dominion Financial Group International, LDC, President and principal shareholder of 169855 Canada Inc., and a General Partner of Krusen-Vogt & Co. Mr. Krusen is also the President and a principal shareholder of JAWIT Corporation which is the managing General Partner of WIT Ventures, LTD and he is a limited partner of WIT Ventures, LTD. He is a director of Raymond James Trust Company, S&P Cellular Holding, Inc., and Florida Banks, Inc.

     Jack H. Halperin, Esq., has practiced corporate and securities law in New York for more than 20 years. Since 1987, he has been in private practice, concentrating on international financing transactions. Mr. Halperin holds a B.A. degree (summa cum laude) from Columbia College and a J.D. from New York University School of Law, where he was Note-and-Comment Editor of the Law Review. Mr. Halperin is a director of AccuMed International, Inc., I-Flow Corporation and Nocopi Technologies, Inc.

     Patrick F. Cleary is a private investor and consultant specializing in financing small and mid-sized companies. From 1994 through 1997, he was a managing director of Chase Manhattan Bank, where he concentrated on raising capital for communications companies throughout the world. From 1987 to 1994, Mr. Cleary was a partner of TCW Capital, an affiliate of Trust Company of the West, where he oversaw investments of over $700 million in middle market companies, serving as a director of ten portfolio companies. He is currently a director of the Icelandic Broadcasting Corporation. Mr. Cleary holds a Bachelor's of Science in Foreign Service from Georgetown University with a major in International Economics.

     Kempton J. Coady III has served as the Group Chief Executive Officer of Deltex Medical Holdings Limited, a hemodynamic monitoring company based in the United Kingdom, since 1998. Prior to that, from 1997 to 1998, Mr. Coady was Senior Managing Director at Quintiles MTC/BRI Corporation, a medical device contract research company. Mr. Coady was the Vice President of Business Development from 1996 to 1997 and Vice President - Worldwide Marketing from 1995 to 1996 for the Patient Monitoring Division of Datascope Corporation, a medical device company. From 1992 to 1994, Mr. Coady was the President and Chief Executive Officer of MCG International, a medical device company. Mr. Coady holds a B.S. degree in Chemistry/Biology from Bates College, and an M.P.S. degree in Health Care Administration and an M.B.A. degree, both from Cornell University.

Retiring Director

     John A. Morgan has been a Vice President of Solomon Smith Barney, an investment banking firm, since 1992. Prior to that, Mr. Morgan was a Vice President of Kidder Peabody & Co. since 1982. After serving as a director of the Company for ten years, Mr. Morgan will retire from the Board effective November 23, 1999.

Committees

     The Audit Committee consists of Messrs. Halperin, Krusen and Cleary. The Audit Committee is authorized (i) to select the Company's independent auditors,
(ii) to review all recommendations made by such independent auditors with respect to the Company's accounting methods or internal controls, and (iii) to review the scope of the audit conducted by such independent auditors.

     The Compensation Committee, the members of which are currently Messrs. Morgan, Halperin and Krusen, is authorized, subject to review by the entire Board (i) to determine the compensation of officers and directors of the Company and its subsidiaries and (ii) to review the adequacy of all employee benefit plans and revise existing plans or develop new plans when appropriate. The Compensation Committee is also authorized to make awards under, and oversee the administration of, the Company's stock option plans. The Compensation Committee met 4 times during the fiscal year ended June 30, 1999.

     The full Board of Directors acts as its own Nominating Committee. In its role as the Nominating Committee, the Board of Directors is authorized (i) to establish criteria and procedures for the election of directors, (ii) to review the qualifications of candidates proposed for nomination to the Board, (iii) to recommend, prior to each annual meeting of stockholders, a slate of directors to be elected at such meeting, and (iv) to recommend, when appropriate, changes in the structure, size or function of the Board. The Board will consider nominees recommended by stockholders. Stockholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation, together with any relevant information that they wish the Board to consider, to the Company no later than 120 days prior to such annual meeting of stockholders.

Attendance at Meetings

     The Board of Directors held 9 meetings during the fiscal year ended June 30, 1999. Each incumbent director attended 75% or more of the aggregate of the total number of meetings of the Board of Directors from the time each such director was duly elected or appointed to serve as director in fiscal 1999 and the total number of meetings held by all committees of the Board on which he served during such period.

Compensation of Directors

     All non-employee directors who remain as such as of the last day of any given fiscal quarter are issued quarterly, in arrears, within sixty days of the last day of each fiscal quarter, such number of shares of Common Stock as shall have a fair market value equal to $7,500. Such stock grants are "restricted" such that the shares of Common Stock granted to each non-employee director will vest in equal thirds over a period of three years and such shares are subject to forfeiture if, prior to their vesting, the director voluntarily resigns (other than following certain defined "changes in control"). In addition, all non-employee directors are entitled to receive $1,000 for each meeting of the entire board, and $600 for each committee meeting, attended by them. Directors are all reimbursed for expenses reasonably incurred in connection with the performance of their duties.

Executive Officers of the Company

     The following table lists information regarding the current executive officers of the Company:


     Name                    Position                                      Age
     ----                    --------                                      ---

James G. Binch        Chief Executive Officer and Chairman of the Board     52

Robert J. Thatcher    President and Chief Operating Officer                 45

Robert P. Belcher     Chief Financial Officer, Vice President, Secretary    51
                      and Treasurer

Joseph Pasqualucci    Vice President - Operations                           36

Ming H. Wu            Vice President and General Manager - Eastern
                      Operations                                            44

     Executive officers are elected until the next annual meeting of the Board of Directors and until their respective successors are elected and qualified. Information with respect to Messrs. Binch and Thatcher is set forth above.

     Robert P. Belcher was employed by the Company on July 19, 1999 and was elected by the Board of Directors to serve as Chief Financial Officer, Vice President, Secretary and Treasurer on September 14, 1999. Prior to joining Memry, he served as Chief Financial Officer for Eatwell Enterprises, as well as Managing Director, Associated Asset Management Inc. From 1996 through 1998, Mr. Belcher was the Chief Financial Officer for Anderson Group Inc. From 1994 to 1996, he served as a Principal of Booz, Allen & Hamilton in their New York office. From 1988 to 1994, Mr. Belcher was Executive Vice President of Trinity Capital Corporation, a privately held merchant banking business based in Stamford, Connecticut. From 1981 until 1988, Mr. Belcher served in a variety of senior staff positions with Combustion Engineering, Inc., including Corporate Vice President - Operations Consulting and Corporate Vice President - Strategic Planning. His experience with Combustion Engineering, Inc., as well as with Kendall Company's Hospital Products Division, involved numerous manufacturing cost studies, budget development and control, as well as information systems development. Mr. Belcher received his B.A. and M.A. in Economics from Vanderbilt University and his M.B.A. with high distinction from the Harvard Business School. In addition, he served in the U.S. Navy as a Supply Officer from 1971 to 1974.

     Joseph Pasqualucci joined the Company in January 1999 as Vice President and General Manager, Western Division and was elected by the Board of Directors to serve as Vice President - Operations on September 14, 1999. From 1991 through 1998, Mr. Pasqualucci worked for United States Surgical Corporation, most recently as Senior Director of the Manufacturing Engineering Department, where he was responsible for product and process improvements on devices representing $1 billion of annual revenues. Previously he served as Senior Project Engineer from 1988 to 1991 at Sensor Engineering Company. Prior engineering positions were at Davis and Geck and Sherwood Medical. In the last 10 years, Mr. Pasqualucci has received four U.S. patents for different medical devices, has authored technical papers, and has provided consultation services to Welch Allyn Company, Steri-Safe Corporation, and Sherwood Medical. Mr. Pasqualucci holds a Bachelor of Science in Electrical Engineering from the University of Hartford and a Master of Science in Management Engineering from the University of Bridgeport.

     Dr. Ming H. Wu has served the Company since July 1, 1998 as Vice President and General Manager - Eastern Operations. From January 16, 1998 through June 30, 1998, Dr. Wu was Vice President of Engineering of Eastern Operations and from September 1, 1996 through January 15, 1998, he served as Director of Engineering. From July 1, 1987 through August 31, 1996, Dr. Wu served the Company as Chief Metallurgist. Prior to his employment at the Company, Dr. Wu was Adjunct Research Professor at Naval Postgraduate School in Monterey, California. Dr. Wu holds an M.S. degree and a Ph.D. degree in Materials Science and Engineering from the University of Illinois-Champaign-Urbana.

Executive Compensation

     The following table sets forth certain information for the fiscal years ended June 30, 1999, 1998 and 1997 regarding the total remuneration paid to the Company's chief executive officer and its next four most highly compensated executive officers in fiscal 1999.

                          Summary Compensation Table
                          --------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                                         Long Term
                                                                                       Compensation
                                               Annual  Compensation                       Awards
                                               --------------------                    ------------
-----------------------------------------------------------------------------------------------------------------------------
            (a)                     (b)              (c)                  (d)             (g)                 (i)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                         Shares of
                                                                                       Common Stock        All Other
                                                                                        Underlying       Compensation
Name & Principal Position*     Fiscal Year        Salary ($)            Bonus ($)       Options (#)           ($)
-------------------------      ----------         ----------            ---------      ------------      ------------
-----------------------------------------------------------------------------------------------------------------------------

James G. Binch                    1999        $240,750 /(1)/     $     -0-                  -0-          $  4,569 /(2)/
President, Chief Executive        1998        $208,750 /(1)/     $115,000 /(3)/        280,000 /(4)/     $  3,600 /(2)/
Officer, Treasurer and            1997        $167,500 /(1)/     $     -0-              20,000 /(5)/     $     -0-
Chairman
-----------------------------------------------------------------------------------------------------------------------------

William H. Morton, Jr. /6)/       1999        $203,000 /(7)/     $     -0-                  -0-          $  3,600 /(8)/
Senior Vice President and         1998        $185,000           $ 67,500 /(3)/         90,000 /(9)/     $  3,600 /(8)/
Chief Operating Officer           1997        $161,666           $     -0-               5,000 /(10)/    $     -0-
-----------------------------------------------------------------------------------------------------------------------------

Thomas D. Carey /11)/             1999        $152,250 /(12)/    $ 25,000/(13)/             -0-          $ 42,613/(14)/
Vice President,                   1998        $ 96,635 /(15)/    $ 80,000/(3)//(13)/   115,000 /(16)/    $ 50,272/(17)/
Corporate Development and         1997        $     -0-          $     -0-                  -0-          $     -0-
Chief Financial Officer
-----------------------------------------------------------------------------------------------------------------------------

Ming H. Wu                        1999        $137,500 /(18)/    $     -0-                  -0-          $  2,126 /(19)/
Vice President and General        1998        $119,000           $ 25,000/(3)//(20)/    10,000 /(21)/    $     -0-
Manager - Eastern Operations      1997        $ 95,000           $     -0-              22,000 /(22)/    $     -0-
-----------------------------------------------------------------------------------------------------------------------------

James Proft /23)/                 1999        $177,642 /(24)/    $     -0-                  -0-          $ 54,220 /(25)/
                                  1998        $151,667           $ 42,000 /(3)/         28,000 /(26)/    $ 59,499 /(27)/
                                  1997        $135,404           $ 10,000               45,000 /(28)/    $ 92,548 /(29)/
=============================================================================================================================

______________________

*    Principal position listed is as of June 30, 1999.

(1) Does not include any amounts which may be deemed to have been paid to Mr. Binch by Harbour Investment Corporation for serving as President of the Company. See discussion below. During the first half of fiscal 1999, Mr. Binch's annual salary was $237,500. Effective January 1, 1999, Mr. Binch's annual salary was increased to $244,000. In addition, because the Company switched its payroll procedures in January 1999 from a semi-monthly payment schedule to a bi-weekly payment schedule, the actual salary payments made by the Company and received by Mr. Binch in fiscal year 1999 totaled $232,304.

(2) Mr. Binch received car allowances in fiscal 1998 and 1999 in the amounts of $3,600 and $4,569, respectively.

(3) The full amount of the bonuses awarded in fiscal 1998 were paid on September 21, 1998.

(4) With respect to 180,000 of the aggregate 280,000 options granted to Mr. Binch in fiscal year 1998, 45,000 are exercisable and 135,000 become exercisable in equal installments on February 2 of each of 2000, 2001 and 2002. With respect to the remaining 100,000 options, 25,000 are exercisable. The remaining 75,000 options become exercisable in equal installments on June 1 of each of 2000, 2001 and 2002. The exercise price for all 280,000 options is $4.00 per share.

(5) 13,333 of such 20,000 options are exercisable. The remaining 6,667 options become exercisable on December 5, 1999. The exercise price for such options is $1.78 per share.

(6) Pursuant to a letter agreement, dated August 17, 1999, between the Company and William H. Morton, Mr. Morton is no longer an executive officer or an employee of the Company. See discussion below.

(7) During the first half of fiscal 1999, Mr. Morton's annual salary was $200,000. Effective January 1, 1999, Mr. Morton's annual salary was increased to $206,000. Because the Company switched its payroll procedures in January 1999 from a semi-monthly payment schedule to a bi-weekly payment schedule, the actual salary payments made by the Company and received by Mr. Morton in fiscal year 1999 totaled $195,869.

(8) Mr. Morton received a car allowance in each of fiscal 1998 and 1999 in the amount of $3,600.

(9) With respect to 40,000 of the options granted to Mr. Morton in fiscal year 1998, as of June 30, 1999, 10,000 were exercisable and 30,000 would have become exercisable in equal installments on February 2 of each of 2000, 2001 and 2002. With respect to the remaining 50,000 options, as of June 30, 1999, 12,500 were exercisable. The remaining 37,500 options would have become exercisable in equal installments on June 1 of each of 2000, 2001 and 2002. The exercise price for all 90,000 options was $4.00 per share. In connection with Mr. Morton's separation from the Company, the Company issued to Mr. Morton currently exercisable options to purchase 90,000 shares of the Company's Common Stock at an exercise price of $1.68 per share in lieu of the options set forth in the table.

(10) As of June 30, 1999, 3,333 of such 5,000 options were exercisable. The remaining 1,667 options would have become exercisable on December 5, 1999. In connection with Mr. Morton's separation from the Company, these remaining options became fully exercisable pursuant to the letter agreement. The exercise price for such options is $1.78 per share.

(11) Pursuant to a letter agreement, dated July 12, 1999, between the Company and Thomas D. Carey, Mr. Carey is no longer an executive officer or an employee of the Company. See discussion below.

(12) During the first half of fiscal 1999, Mr. Carey's annual salary was $150,000. Effective January 1, 1999, Mr. Carey's annual salary increased to $155,000. Because the Company switched its payroll procedures in January 1999 from a semi-monthly payment schedule to a bi-weekly payment schedule, the actual salary payments made by the Company and received by Mr. Carey in fiscal year 1999 totaled $147,135.

(13) Of the $80,000 of bonuses paid in fiscal 1998 to Mr. Carey, $50,000 was the first installment of a contractual signing bonus and the remaining $30,000 was a year-end bonus. The $25,000 bonus paid in fiscal 1999 was the final installment of the contractual signing bonus.

(14) The Company paid Mr. Carey $32,463 for expenses related to the tax liability on relocation expenses previously received by Mr. Carey and his family. He also received $6,550 for expenses related to income tax liability on bonuses paid to Mr. Carey under his employment agreement. In fiscal 1999, Mr. Carey received $3,600 as a car allowance.

(15) These amounts reflect Mr. Carey's compensation for the period from October 27, 1997 (the date of the commencement of Mr. Carey's employment with the Company) through June 30, 1998.

(16) With respect to 75,000 of the 115,000 options granted to Mr. Carey in fiscal year 1998, as of June 30, 1999, 35,000 had already vested, and 20,000 would have vested on each of October 29, 1999 and 2000. The exercise price for such 75,000 options was $3.75 per share. With respect to another 25,000 of such 115,000 options, as of June 30, 1999, 8,333 had already vested and the remaining 16,667 would have vested in equal installments on July 23, 2000 and 2001. The exercise price for such 25,000 options was $4.25 per share. With respect to the remaining 15,000 of the options granted to Mr. Carey during fiscal year 1998, as of June 30, 1999, 3,750 had already vested and the remaining 11,250 would have vested in equal installments on each of June 1, 2000, 2001 and 2002. The exercise price for such 15,000 options was $4.00 per share. In connection with Mr. Carey's separation from the Company, the Company issued to Mr. Carey currently exercisable options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $2.00 per share in lieu of the foregoing options (which have all terminated).

(17) Pursuant to Mr. Carey's employment agreement, the Company paid him $47,572 for expenses related to the relocation of Mr. Carey and his family from the Raleigh, North Carolina area to the Brookfield, Connecticut area, including the moving of household effects, brokerage fees and closing costs. During the period from October 27, 1998 (the date Mr. Carey commenced employment with the Company) through the Company's fiscal year end, Mr. Carey received $2,700 as a car allowance pursuant to his employment agreement.

(18) During the first half of fiscal 1999, Dr. Wu's annual salary was $133,000. Effective January 1, 1999, Dr. Wu's annual salary was increased from $133,000 to $142,000. Because the Company switched its payroll procedures in January 1999 from a semi-monthly payment schedule to a bi-weekly payment schedule, the actual salary payments made by the Company and received by Dr. Wu in fiscal year 1999 totaled $132,584.

(19) The Company paid Dr. Wu $2,126 for expenses related to the tax liability on restricted stock issued to Dr. Wu during calendar year 1998.

(20) In addition to his base salary and bonus, on February 6, 1998, Dr. Wu was granted 500 shares of the Company's Common Stock. The market price of the Company's Common Stock on February 6, 1998 was $4.19 per share.

(21) 2,500 of such 10,000 options are exercisable. The remaining 7,500 of such options become exercisable in equal installments on June 1 of each of 2000, 2001and 2002. The exercise price for such options is $4.00 per share.

(22) 14,666 of such 22,000 options are exercisable. The remaining 7,334 of such options become exercisable on December 5, 1999. The exercise price for such options is $1.78 per share.

(23) Pursuant to a letter agreement, dated February 2, 1999, between the Company and James Proft, Mr. Proft was not employed by the Company at the end of fiscal year 1999. See discussion below.

(24) This amount represents payments to Mr. Proft in fiscal year 1999 of $95,023 in salary, $61,538 in severance, and $23,181 for unpaid vacation and sick days.

(25) The Company paid Mr. Proft $50,620 to cover the tax liability to Mr. Proft on his exercise of certain common stock purchase warrants. In addition, Mr. Proft received a car allowance of $3,600 in fiscal 1999.

(26)  These 28,000 options expired unexercised.

(27) The Company paid Mr. Proft $55,899 to cover the tax liability to Mr. Proft arising as the result of the vesting of certain common stock purchase warrants by him. In addition, Mr. Proft received a car allowance of $3,600 in fiscal 1998.

(28) 13,333 of such 45,000 options were exercised at a price of $1.59 per share and 16,666 of such options were exercised at a price of $1.78 per share in April and May of 1999. The remaining 15,001 of such options expired unexercised.

(29) Pursuant to the terms of an employment agreement between the Company and Mr. Proft, dated as of June 26, 1996, as described below, the Company issued to Mr. Proft on September 19, 1996 warrants exercisable to purchase 40,000 shares of Common Stock, of which warrants to purchase 20,000 shares of Common Stock were immediately exercisable. As of September 19, 1996, such 20,000 immediately exercisable warrants were valued at $1.59 per warrant or $31,800 aggregate value. In addition, also pursuant to the agreement between the Company and Mr. Proft, the Company paid $60,748 for expenses related to the relocation of Mr. Proft and his family from the Portland, Oregon area to the San Francisco, California area, including the moving of household effects, brokerage fees and closing costs, and also for expenses related to an earlier move to the Portland, Oregon area.

                             ____________________

     Because there were no option grants made to any of the named executive officers listed in the Summary Compensation Table above in the 1999 fiscal year, the table entitled "Option/SAR Grants in the Last Fiscal Year" has not been included in this Proxy Statement.


                    Aggregated Option/SAR Exercises in Last
                   Fiscal Year and FY-End Option/SAR Values
                   ----------------------------------------

               (a)                 (b)             (c)                      (d)                                (e)

                                  Shares                         Number of Shares of Common      Value of Unexercised In-the-
                                 Acquired                       Stock Underlying Unexercised            Money Options/
                                    on            Value          Options/ SARs at FY-End (#)           SARs at FY-End (#)
               Name              Exercise        Realized        Exercisable/Unexercisable(1)     Exercisable/Unexercisable(2)
               ----              --------        --------       -----------------------------    -----------------------------
     James G. Binch                                              283,333 Options Exercisable/     $  76,267/$ 633
                                                                 216,667 Options Unexercisable

     William H. Morton Jr.(3)                                    100,833 Options Exercisable/     $73,442/$48,908
                                                                 119,167 Options Unexercisable

     Thomas D. Carey(4)                                           35,000 Options Exercisable/
                                                                  80,000 Options Unexercisable

     Ming H. Wu                                                   31,666 Options Exercisable/     $ 6,831/$   697
                                                                  14,834 Options Unexercisable
                                                                   1,000 SARs                     $   375

     James Proft                 29,999           $5,383         -0- Options Exercisable/
                                                                 -0- Options Unexercisable

______________________________

(1)  Amounts reflect the status of outstanding options as of June 30, 1999.

(2) Based on the average of the bid and asked prices per share of the Company's Common Stock on June 30, 1999 of $1.875.

(3) In connection with Mr. Morton's separation from the Company, certain options previously issued to Mr. Morton became exercisable, 90,000 options with an exercise price of $4.00 per share expired unexercised, and the Company issued Mr. Morton 90,000 options with an exercise price of $1.68 per share.

(4) In connection with Mr. Carey's separation from the Company, the options previously issued to Mr. Carey expired unexercised and the Company issued Mr. Carey 20,000 options with an exercise price of $2.00 per share.

                          ___________________________

     Effective September 24, 1993, the Company and James G. Binch entered into a two-year employment agreement, which automatically renews for successive one-year periods unless or until Mr. Binch or the Company gives notice of its intention not to renew. Pursuant to said renewal provision, this agreement automatically renewed for a one-year period ending September 24, 2000. The agreement entitled Mr. Binch to an annual salary of $150,000 from and after January 1, 1993, which salary was increased effective January 1, 1999 to $244,000. The agreement also entitled Mr. Binch to (i) $20,000 as compensation for services rendered from October 1, 1992 to December 31, 1992, (ii) a bonus of $50,000 and 80,000 shares of the Company's Common Stock as inducement to enter into the contract, and (iii) an option to purchase up to 240,000 shares of the Company's Common Stock at an exercise price of $4.40 per share under and pursuant to the Memry Corporation Stock Option Plan, subject to the approval of such Plan by the Company's stockholders (which approval was obtained in the first quarter of fiscal 1995). The options are exercisable and will expire on September 24, 2003. The Agreement also provides that if Mr. Binch's employment is terminated due to either the failure by the Company to observe or comply with any of the provisions of such agreement (if such failure has not been cured within 10 days after written notice of same to the Company), or, at the election of Mr. Binch, upon a change in control of the Company (and within 6 months of such change in control), Mr. Binch will be entitled to a lump-sum payment equal to two times his annual salary at the rate in effect immediately prior to the date of termination. During the fiscal year ended June 30, 1996, Mr. Binch and the Company agreed to the termination of 40,000 of his options (for no value) and the repricing of his remaining options from $4.40 per share to $1.50 per share simultaneously with the repricing of all of the Company's outstanding incentive stock options with exercise prices above $1.50 to $1.50.

     Mr. Binch is President, the sole director and the sole stockholder of Harbour Investment Corporation, a Delaware corporation ("HIC"). HIC is managing general partner of Harbour Holdings Limited Partnership, a Connecticut limited partnership ("Harbour"), which was, until fiscal 1999, a significant shareholder of the Company. Pursuant to Harbour's amended and restated Agreement of Limited Partnership, Harbour retained HIC to act as its managing general partner, and to perform investment manager, custodial and administrative services, in consideration of custodial fees of (i) $465,000 for the period commencing on February 24, 1993, and continuing through December 31, 1993, and (ii) $350,000 for each of calendar years 1994 and 1995. HIC's retention was extended for calendar 1996 on January 1, 1996, for an additional $350,000 custodial fee. Although HIC has continued to serve as Harbour's managing general partner, and to perform such services since the expiration of such extension without compensation, and it is not anticipated that any further compensation will be paid. One of a number of services performed by HIC for Harbour is providing the services of Mr. Binch in the capacity of the Company's President. Because (i) there is no allocation of the annual fee paid by Harbour to HIC as between providing the services of Mr. Binch as the Company's President and other services, (ii) HIC does not pay Mr. Binch a salary, and (iii) HIC incurs numerous expenses in fulfilling its duties to Harbour that must be paid before it pays either salary or dividends to Mr. Binch, it is impossible to quantify the amount, if any, that Harbour or HIC could be deemed to be paying Mr. Binch for serving as President of the Company. Therefore, Mr. Binch's compensation as set forth in the foregoing compensation table does not include any such amounts.

     On November 7, 1995, William H. Morton, Jr. joined the Company as Senior Vice President and Chief Operating Officer. Mr. Morton's employment agreement provided for a two-year term of employment, which term automatically renewed for successive one-year periods unless either Mr. Morton or the Company gave the other notice of his or its intention not to renew such contract. This agreement entitled Mr. Morton to an annual salary of $150,000, which salary was increased effective January 1, 1999 to $206,000. In addition, as consideration for past services rendered by either Mr. Morton individually or through The Risor Corporation, this agreement entitled Mr. Morton to 50,000 shares of Common Stock of the Company as well as payment of $50,000 to The Risor Corporation. This agreement also granted to Mr. Morton options under and pursuant to the Memry Corporation Stock Option Plan exercisable to purchase 125,000 shares of Common Stock for an exercise price of $0.90, exercisable in five equal annual installments, commencing on November 7, 1996 and terminating on November 7, 2005. In the event of a change in control of the Company, these options will become immediately exercisable.

     Mr. Morton and the Company entered into a letter agreement, dated August 17, 1999, regarding Mr. Morton's separation from the Company. The agreement requires, among other things, that the Company pay to Mr. Morton his incentive bonus award for the year ended June 30, 1998 and compensation for unpaid vacation and accrued but unpaid sick time. In addition, the Company will continue to pay Mr. Morton a salary through December 31, 2001 reduced by the cash value that the Company reasonably determines of certain benefits that Mr. Morton may be required to receive under applicable law. Mr. Morton will continue to be eligible to participate in employee benefits and perquisite programs in which he was eligible to participate prior to the termination of his employment agreement. The Company issued Mr. Morton 90,000 options at an exercise price of $1.68 per share. The 90,000 options previously issued to Mr. Morton in 1998 expired unexercised. Mr. Morton will also be entitled to 80% of any incentive bonus award that may be granted to the CEO with respect to the fiscal year ended June 30, 1999. The Company's Board of Directors subsequently decided not to award an incentive bonus to the Company's CEO with respect to fiscal 1999.

     On July 23, 1996, James Proft joined the Company as Vice President and General Manager - Western Operations. A letter agreement, dated June 26, 1996, between the Company and Mr. Proft entitled Mr. Proft to an annual salary of $140,000. In addition, as inducement to Mr. Proft to enter into such employment agreement, the agreement entitled Mr. Proft to: (i) warrants exercisable to purchase 40,000 shares of Common Stock at an exercise price of $0.01 per share, of which warrants exercisable to purchase 20,000 shares of Common Stock became exercisable on September 19, 1996, and one-half of the remaining 20,000 warrants became exercisable on each of September 19, 1997 and 1998; (ii) non-qualified stock options, pursuant to the Company's Stock Option Plan, to purchase 20,000 shares of Common Stock at $1.59 per share (representing a discount of 25% from market price on June 28, 1996), which options were granted on July 1, 1996 and which were exercisable in three equal annual installments commencing July 1997, and which would have expired July 2006; (iii) a cash bonus of $25,000 on March 31, 1997 to be applied to any tax liability arising from the grant of warrants;
(iv) cash compensation from February 1, 1997 and March 31, 1997 equal to an aggregate of $3,710 (35% of the difference between the actual closing price per share of the Common Stock on June 28, 1996 of $2 1/8 and $1.59, times 20,000 options) to cover the tax effect of such option grant; (v) incentive stock options exercisable to purchase 25,000 shares of Common Stock, which options were granted on December 5, 1996 and which were exercisable in three installments commencing on the first anniversary of the date of grant; (vi) reimbursement of certain relocation expenses (including those associated with an earlier move to another entity); (vii) a mortgage assistance loan of $25,000 at an annual interest rate of 6.75%, secured by a second mortgage on Mr. Proft's residence (with only interest due for the first two years, principal being due in five annual installments thereafter, with the entire balance being payable within thirty days of the termination of Mr. Proft's employment with the Company); and (viii) a cash signing bonus of $10,000 payable in equal installments on July 31, 1996 and August 31, 1996. The issuance of the 20,000 shares of Common Stock to Mr. Proft upon exercise of 20,000 of the above-described warrants was subject to the right of the Company to repurchase any or all of such shares at a price of $0.01 per share if Mr. Proft did not remain an employee of the Company as of September 19, 1997.

     The provisions in Mr. Proft's letter agreement regarding payments related to tax liability were modified by an oral agreement between the Company and Mr. Proft. Pursuant to such agreement, Mr. Proft and the Company agreed to defer the payment of such amount with respect to the grant of 20,000 options, being 35% of the difference between (i) the actual closing price per share of the Common Stock on the date of exercise of all or a portion of the 20,000 options, and
(ii) $1.59, times the number of options exercised, until 30 days after the date on which Mr. Proft actually incurred taxable income with respect to such options. With respect to the payment to be made to Mr. Proft by the Company with respect to the remaining 10,000 warrants, the parties agreed that the Company would pay to Mr. Proft 33% of the difference between (i) the actual closing price per share of the Common Stock on September 19, 1998, and (ii) $0.01, times 10,000, within 30 days after the end of calendar year 1998. In fiscal 1999, Mr. Proft exercised the remaining 10,000 warrants.

     On February 2, 1999, Mr. Proft and the Company entered into a letter agreement regarding Mr. Proft's separation from the Company. This agreement requires, among other things, that the Company pay Mr. Proft severance payments and provide certain health benefits for twenty-six weeks after the date of this separation agreement. Mr. Proft exercised 29,999 of his options in April and May of 1999 in connection with his separation with the Company. The remaining 15,001 options expired unexercised.

     On October 27, 1997, Thomas D. Carey joined the Company as Vice President of Corporate Development and Chief Financial Officer. Mr. Carey's employment agreement provided for a one-year term of employment, which term automatically renewed for successive one-year periods unless either Mr. Carey or the Company gave the other notice of his or its intention not to renew such contract. Pursuant to the Agreement, Mr. Carey received a signing bonus of $75,000, of which (i) two-thirds ($50,000) was paid to Mr. Carey upon executing the agreement and (ii) the remaining one-third ($25,000) was paid to Mr. Carey on October 29, 1998. The agreement entitled Mr. Carey to an annual base salary of $150,000 (which was increased effective January 1, 1999 to $155,000) plus such annual bonuses as may be determined by the Compensation Committee, and to fringe benefits comparable to the benefits afforded to other executive employees of the Company, a car allowance of $300.00 per month, twenty working days of vacation per calendar year and eight paid sick days. The agreement also granted to Mr. Carey options under and pursuant to the Memry Corporation Long Term Incentive Plan exercisable to purchase 75,000 shares of Common Stock for an exercise price of $3.75 per share, 15,000 of which became exercisable on the date of grant and an additional 20,000 would have become exercisable on each of the first, second and third anniversaries of the date of grant. The agreement also entitled Mr. Carey to an additional 25,000 options, which were exercisable at $4.25 per share and would have vested in three equal annual installments commencing on July 23, 1999.

     On July 12, 1999, the Company and Mr. Carey entered into a letter agreement regarding Mr. Carey's separation from the Company. This agreement requires, among other things, that the Company continue to provide to Mr. Carey his current salary and benefits through October 31, 1999. In addition, the Company issued 20,000 non-qualified options at an exercise price of $2.00 per share.
The options previously issued to Mr. Carey expired unexercised.

     On March 18, 1999, the Company entered into a letter agreement with Robert
J. Thatcher regarding his employment with the Company. On July 7, 1999, the Board of Directors of the Company adopted a resolution electing Mr. Thatcher President and Chief Operating Officer of the Company in accordance with the terms of the letter agreement. Mr. Thatcher's letter agreement provides, among other things, for a one-year renewable term of employment. Pursuant to the agreement, Mr. Thatcher will receive an annual base salary of $195,000 and target cash bonus equal to 45% of base salary. In addition, the Company will attempt to provide an annual long term incentive award having a target value, based on a complex calculation, of $325,000 annually, subject to the approval of the Compensation Committee of the Board of Directors. Pursuant to the agreement, 275,000 incentive stock options were issued to Mr. Thatcher, with 50,000 of such options immediately vested, with the remainder vesting in four equal annual installments from the dates of grant at an exercise price equal to $2.00 per share. The agreement also provides that Mr. Thatcher will be able to participate in the Company's benefit programs and will be reimbursed for certain relocation and other expenses.

     On July 19, 1999, the Company entered into a letter agreement with Robert
P. Belcher regarding his employment with the Company. On September 14, 1999, the Board of Directors of the Company adopted a resolution electing Mr. Belcher Vice President, Chief Financial Officer, Treasurer and Secretary of the Company in accordance with the terms of the letter agreement. Pursuant to the letter agreement, Mr. Belcher will receive an annual base salary of $160,000 and target cash bonus equal to 35% of base salary. Pursuant to the agreement, 125,000 incentive stock options were issued to Mr. Belcher, with 25,000 of such options immediately vested, with the remainder vesting in four equal annual installments from the date of grant at an exercise price equal to $2.00 per share. The agreement also provides that Mr. Belcher will be entitled to $300 per month as a car allowance. The letter agreement provides that Mr. Belcher and the Company will enter a formal agreement which will include, among other things, a one year, automatically renewing term (unless notified to the contrary by either party on 90 days written notice) and six months of severance for any "not-for-cause" discharge.

     On July 20, 1999, the Company entered into a letter agreement with Joseph Pasqualucci regarding his employment with the Company. On September 14, 1999, the Board of Directors of the Company adopted a resolution electing Mr.

Pasqualucci Vice President - Operations of the Company in accordance with the terms of the letter agreement. Under the agreement, Mr. Pasqualucci will receive an annual base salary of $165,000 and target cash bonus equal to 40% of base salary. Pursuant to the agreement, 100,000 incentive stock options were issued to Mr. Pasqualucci vesting in four equal annual installments from the date of grant at an exercise price equal to $2.00 per share. These options are in addition to the 15,000 options that Mr. Pasqualucci currently holds at an exercise price of $3.00 per share (and the 10,000 options with an exercise price of $3.00 per share that the Company will be required to issue to Mr. Pasqualucci if he remains with the Company after taking a planned sabbatical). The agreement also provides that Mr. Pasqualucci will be able to participate in the Company's benefit programs, will be reimbursed for certain relocation and other expenses, and will be entitled to $300 per month as a car allowance. The letter agreement provides that Mr. Pasqualucci and the Company will enter a formal agreement which will include a one year term, a change of control provision that will ensure Mr. Pasqualucci receives one year of severance pay if the acquiring entity changes, in a negative way, his responsibilities or compensation. If the Company is not acquired and he is separated from the Company for any reason, other than cause, he will receive six months of severance pay.

Certain Relationships and Transactions

     On July 15 and 16, 1996, as part of bridge financing for working capital purposes until financing could be obtained from Affiliated Business Credit Corporation, the Company borrowed $100,000 from each of Dawn Morton and Dominion Capital Partners (for an aggregate of $200,000), at an annual interest rate of 10%, such notes to be due on the earlier of August 15, 1996 and the date of consummation of financing in the amount of at least $1,500,000 from Affiliated Business Credit Corporation to the Company. As additional consideration for such loans, the Company issued to each of Ms. Morton and Dominion Capital Partners warrants exercisable to purchase 18,000 shares of Common Stock at an exercise price of $1.50 per share. Each of Ms. Morton and DFG Management, Inc. was also paid a facility fee of $5,000 in connection with such bridge financing. These notes were paid in full by the Company on August 9, 1996. Ms. Morton is the wife of William H. Morton, Jr., at the time the Company's Senior Vice President and Chief Operating Officer. The managing general partner of Dominion Capital Partners is Dominion Financial Group, Inc., of which W. Andrew Krusen, Jr. is a principal shareholder and the President. In addition, Mr. Krusen is the sole stockholder of DFG Management, Inc. The warrants held by DFG Management, Inc. were exercised in July, 1999. The warrants held by Ms. Morton had their expiration date extended to August 15, 2000 as part of the severance arrangements between Mr. Morton and the Company described above.

     On August 17, 1999, July 12, 1999 and February 2, 1999, respectively, the Company entered into severance agreements with Messrs. Morton, Carey and Proft, each at the time executive officers of the Company. For a description of the terms of these agreements, see " PROPOSAL NO. 1 - ELECTION OF DIRECTORS - Executive Compensation." On March 18, 1999, July 19, 1999 and July 20, 1999, respectively, the Company entered into letter agreements with Messrs. Thatcher, Belcher and Pasqualucci, each an executive officer of the Company. For a description of the terms of these agreements, see "PROPOSAL NO. 1 - ELECTION OF DIRECTORS - Executive Compensation."

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and 10% beneficial owners of the Company's Common Stock to file certain reports concerning their ownership of the Company's equity securities. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recently completed fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recently completed fiscal year, the directors, officers and beneficial owners of 10% or more of the Registrant's Common Stock which failed to make the requisite filings on a timely basis are set forth below.

     Harbour Holdings Limited Partnership failed to timely file a Form 4 to report the liquidation of its investment in the Company on February 3, 1999 of 1,913,265 shares of common stock which were distributed among its partners. Harbour Holdings Limited Partnership subsequently filed a Form 4 regarding this transaction on April 9, 1999. James G. Binch failed to timely file a Form 4 to report (i) the liquidation on February 3, 1999 of Harbour Holdings Limited Partnership's investment in the Company, through the distribution among Harbour Holdings Limited Partnership's partners, of 1,913,265 shares of common stock, which Mr. Binch is deemed to beneficially own, (ii) the acquisition on February 3, 1999 by Harbour Investment Corporation, as a partner of Harbour Holdings Limited Partnership, of 315,232 shares of the Company's common stock, which Mr. Binch is deemed to beneficially own, and (iii) the acquisition on February 3, 1999 by Mr. Binch individually of 13,381 shares of the Company's common stock as part of such liquidation. Mr. Binch subsequently filed a Form 4 regarding these transactions on April 9, 1999. William H. Morton, Jr. failed to timely file a Form 4 to report his acquisition on February 3, 1999 of 51,774 shares of the Company's common stock due to Harbour Holdings Limited Partnership's distribution among its partners of its shares of the Company's common stock. Mr. Morton subsequently filed a Form 4 regarding this transaction on April 8, 1999. Harbour Investment Corporation failed to timely file a Form 4 to report the liquidation of its indirect investment in the Company of 1,913,265 shares of common stock and its acquisition of 315,232 shares of the Company's common stock with respect to the same transaction. Harbour Investment Corporation subsequently filed a Form 4 regarding this transaction on April 9, 1999. Patrick Cleary failed to timely file a Form 3 to report his becoming a director on February 22, 1999, although a Form 3 was subsequently filed by Mr. Cleary on April 13, 1999. W. Andrew Krusen and John A. Morgan failed to timely file a Form 5 for the Company's 1999 fiscal year, each of which was subsequently filed on September 20, 1999. Jack Halperin failed to timely file a Form 5 for the Company's 1999 fiscal year, which was subsequently filed on September 8, 1999. Ming H. Wu failed to timely file a Form 3 to report his becoming an executive officer, although a Form 5 was subsequently filed by Dr. Wu on October 11, 1999.

               PROPOSAL NO. 2 - AMENDMENT TO MEMRY CORPORATION'S
                         CERTIFICATE OF INCORPORATION

     On September 14, 1999, the Company's Board of Directors adopted a resolution in which it declared it advisable and in the best interests of the Company to amend the Company's Certificate of Incorporation to increase the number of shares of common stock that the Company has the authority to issue by Ten Million (10,000,000) shares (the "Capitalization Amendment") and directed that the Capitalization Amendment be submitted to a vote of the stockholders at the Annual Meeting. If the Capitalization Amendment is adopted, the number of shares of stock that the Company has the authority to issue would be increased to an aggregate of Forty Million One Hundred Thousand (40,100,000) shares, of which Forty Million (40,000,000) shares would be Common Stock and One Hundred Thousand (100,000) shares would be preferred stock.

     If this proposal is adopted, the text of the revised first paragraph of
Section 4 of the Company's Certificate of Incorporation will be amended to read as follows:

     4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Forty Million One Hundred Thousand (40,100,000) shares consisting of (a) Forty Million (40,000,000) shares of common stock of the par value of One Cent ($0.01) per share, and (b) One Hundred Thousand (100,000) shares of preferred stock of the par value of One Hundred Dollars ($100.00) per share.

     The Certificate of Incorporation currently authorizes the issuance of up to 30,100,000 shares, consisting of 30,000,000 shares of Common Stock and 100,000 shares of preferred stock. As of September 20, 1999, the Company had 20,860,289 shares of Common Stock and no shares of preferred stock outstanding. In addition, 1,432,602 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants and approximately 3,000,000 shares of Common Stock were reserved for issuance in connection with the Company's two stock option plans.

Reasons for and the Effect of the Increase in Number of Authorized Shares

     The Board of Directors believes that it is in the best interest of the Company and its stockholders to increase the number of authorized shares of Common Stock in order to have additional shares available for issuance to meet various business needs as they may arise and to enhance the Company's flexibility in connection with possible future actions. These business needs and actions may include stock dividends, stock splits, employee benefit programs, corporate business combinations, funding of business acquisitions, and other corporate purposes. In addition, financing may be required to fund operations if the Company is unable to achieve and maintain a positive cash flow or to finance the expansion of the Company's business, and some or all of that financing might best be obtained by the sale of Common Stock. The Company is not able to accurately forecast whether additional shares of Common Stock will need to be sold, or how many, because it is not certain at this time whether additional financing will be required, or how much, nor what portion, if any, of such financing will consist of sales of Common Stock, as opposed to loans or sales of preferred stock.

     The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon earnings per share or the proportionate voting power of the present stockholders of the Company. However, to the extent that shares are subsequently issued in connection with any corporate action to persons other than the present stockholders, such issuance could have a dilutive effect on the earnings per share and voting powers of present stockholders.

     Although the Board periodically considers transactions such as those referred to above, it currently does not have plans to issue any significant amount of such Common Stock, except as reserved for issuance upon the exercise of outstanding warrants and options to purchase the Company's Common Stock.

     In addition, although the issuance of shares of Common Stock in certain instances may have the effect of forestalling a takeover, the Board does not intend or view the increase in authorized Common Stock as an anti-takeover measure. The Company is not aware of any proposed or contemplated transaction of this type, and this amendment to the Certificate of Incorporation is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company.

     The authorized shares of Common Stock and preferred stock in excess of those currently issued will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or regulations.

     In connection with this proposal, the Company recommends that each stockholder consider the financial statements of the Company as set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999, a copy of which is being furnished to each stockholder together with this Proxy Statement.

Recommendation of the Board of Directors

     The Board of Directors recommends approval of the Capitalization Amendment. The approval of the Capitalization Amendment will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock. Proxies solicited by the Board of Directors will be voted FOR the Capitalization Amendment unless stockholders specify otherwise.


                             INDEPENDENT AUDITORS

     McGladrey & Pullen, LLP ("M&P") have audited the consolidated financial statements of the Company for the fiscal years ended June 30, 1999 and June 30, 1998. The selection of M&P was made by the Audit Committee of the Board of Directors at the time of each such selection, which reviewed the professional competence of the firm and its audit scope. The Company currently intends to use M&P as independent auditors for the fiscal year ending June 30, 2000. It is expected that a representative of M&P will be present at the Annual Meeting to respond to appropriate questions of stockholders and to make a statement if he so desires.


                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the Company's 2000 Annual Meeting of Stockholders, which the Company contemplates holding in November 2000, must be received at the Company's principal executive offices located at 57 Commerce Drive, Brookfield, Connecticut 06804 on or before July 10, 2000 for consideration for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

        As of the date of this Proxy Statement, the Company's management does not know of any business, other than that mentioned above, which will be presented for consideration at the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in accordance with their judgment on such matters.

                   EXHIBITS TO ANNUAL REPORT ON FORM 10-KSB

        The Company is mailing herewith to each stockholder of record as of October 11, 1999 a copy of its Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999, including financial statements. The Company will provide, at a charge of $0.10 per page to cover photocopying expenses, to each beneficial holder of its Common Stock on the Record Date, upon the written request of any such person, copies of the exhibits to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999, as filed with the Securities and Exchange Commission. Any such request should be made in writing to Robert P.Belcher, Secretary, Memry Corporation, 57 Commerce Drive, Brookfield, Connecticut 06804.


                      By Order of the Board of Directors


                      Robert P. Belcher
                      Secretary

October 28, 1999

                                  APPENDIX A
                                  ----------





                               MEMRY CORPORATION

                           PROXY FOR ANNUAL MEETING

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, revoking all previous proxies, hereby appoints James G. Binch and Robert P. Belcher, or either of them (the "Proxies"), as attorneys and proxies, each with full power of substitution and all of the powers which the undersigned would possess, if present in person, to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Memry Corporation (the "Company") registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on November 23, 1999 and at any adjournment thereof.

     The shares represented hereby will be voted as directed by this Proxy. If no direction is made, the Proxies will vote such shares FOR the election of all nominees for director listed under Proposal No. 1 and FOR the adoption of the amendment to Memry Corporation's Certificate of Incorporation described in Proposal No. 2, and such Proxies will vote in accordance with their discretion on such other matters as may properly come before the meeting.


         (IMPORTANT - TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

1.   ELECTION OF DIRECTORS

     NOMINEES:  James G. Binch, Robert J. Thatcher, W. Andrew Krusen, Jr., Jack
     H. Halperin, Patrick F. Cleary, Kempton J. Coady III.

     [_] FOR all nominees          [_] WITHHELD from all nominees
     FOR, except vote withheld from the following nominee(s): [_]_____________

2. Proposal to adopt the amendment to the Certificate of Incorporation of Memry Corporation.

                    [_] FOR   [_] AGAINST   [_] ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                         ________________________________
                                         Signature of Stockholder


                                         ________________________________
                                         Signature if held jointly

                                         Date: ____________________, 1999



                            Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If a corporation, please sign in full corporate name by president, or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy may be mailed, postage-free, in the enclosed envelope.